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                                  EXHIBIT 6.8
                  FORM OF INDIVIDUAL PARTICIPANT'S CERTIFICATE
                         FOR 408 PLANS, FORM TA-VA-9896
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                              American United Life
                                INSURANCE COMPANY

                           (Herein called the Company)

Certifies that, in accordance with the provisions of the Group Pooled Equity Fund B Contract issued and delivered to the Contractholder, the above-named Participant is entitled to a Variable Retirement Annuity payable monthly during his lifetime and beginning on his Annuity Commencement Date provided he is then alive.

If any death benefit is payable at the time of the Participant's death it shall be paid to the above designated Beneficiary. The Participant may change his beneficiary, as provided in the Group Contract.

The Group Contract between the Contractholder and the Company is the only contract and all rights and benefits are fixed and determined solely by and in accordance with its provisions. A copy of the Group Contract is held by the Contractholder and may be inspected at any reasonable time upon request. This Certificate merely summarizes some of the provisions of the Group Contract principally affecting the Participant, and does not in any way alter or modify the provisions of the Group Contract.

                                        AMERICAN UNITED LIFE INSURANCE COMPANY
                                        /s/ Robert L. Bach
                                        --------------------------------------
                                           Secretary

             ALL PAYMENTS AND VALUES DESCRIBED IN THIS CERTIFICATE
            ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT


                              INDIVIDUAL RETIREMENT
                            GROUP ANNUITY CERTIFICATE
VA - 9896

          SUMMARY OF SOME PROVISIONS OF THE GROUP CONTRACT PRINCIPALLY
                            AFFECTING THE PARTICIPANT

No. 1 - Definitions

YEARLY DATE is the Contract Date and January I of each year thereafter.

CONTRACT YEAR is a period of one year beginning on a Yearly Date.

MONTHLY DATE is the Contract Date and the same day of each month thereafter.

POOLED EQUITY FUND B is that segregated investment account entitled "American United Life Pooled Equity Fund B" which has been established by the Company for this and other variable annuity contracts sold by the Company which are fundable and computable as to payments or benefits on the basis of experience factors of such account, the assets of which are set aside by the Company from contributions received under such contracts.

PARTICIPANT'S INDIVIDUAL ACCOUNT is the sum of accumulation units credited to such Participant.

NORMAL RETIREMENT DATE is, for a Participant, the Monthly Date immediately following the date on which he attains age 65.

ANNUITY COMMENCEMENT DATE is, for a Participant, his Normal Retirement Date, except that,

(a) Upon written request of the Participant, the Annuity Commencement Date shall become any Monthly Date specified in such request which is prior to his Normal Retirement Date and subsequent to (i) the date of such request, and (ii) the earlier of his age 59 1/2 or his Total and Permanent Disability.

(b) Upon written request of the Participant, Annuity Commencement Date shall become any Monthly Date specified in such request, but not later than the Monthly Date preceding the date he attains age 70 1/2.

VARIABLE RETIREMENT ANNUITY is a series of retirement payments under the contract in amounts which may vary from time to time because of the investment results of Pooled Equity Fund B.

COMPANION CONTRACT is the Group Annuity Contract issued by the Company to the Contractholder which provides for fixed dollar annuity payments which are guaranteed as to dollar amount throughout the payment period.

NO. 2.- TRANSFER OPTION. A Participant may, prior to his Annuity Commencement Date, by filing written request with the Company at its Home Office on a form satisfactory to the Company, elect to transfer a portion or all of his Participant's Individual Account to the Companion Contract. The Company will transfer the value of such portion of the Participant's Individual Account to the Participant's Accumulated Deposits under the Companion Contract, at the end of the Valuation Period in which such request is received or at the end of any later Valuation Period selected by the Participant.

NO. 3 - TERMINATION BENEFITS. If a Participant terminates employment prior to his Annuity Commencement Date, he may elect to:

(a) Have his Participant's Individual Account applied to provide Variable Retirement Annuity payments under one of the Optional Variable Annuity Settlements such payments to begin on the first Monthly Date at least 30 days after the election of the Participant is received by the Company;

(b) Leave his Participant's Individual Account under the contract to provide Variable Retirement Annuity payments on his Annuity Commencement Date, in which case the number of accumulation units in his Individual Account will remain fixed, except as provided in the contract;

(c) Withdraw his Participant's Individual Account, as provided under Withdrawal Benefits.

NO. 4 - WITHDRAWAL BENEFITS. A Participant may elect prior to his Annuity Commencement Date to withdraw a portion or all of his Participant's Individual Account upon proper written request to the Company. If the amount of any withdrawal by a Participant would reduce his Participant's Individual Account below $500, his entire Participant's Individual Account must be withdrawn. Upon receipt of such request the Company will pay in cash the amount of the withdrawn Participant's Individual Account, determined as of the end of the Valuation Period in which such request is received and such payment, by the amount withdrawn, shall be in lieu of all other benefits under the contract as to such Participant, his beneficiary and his contingent annuitant.

If a Participant withdraws his entire Participant's Individual Account, the Company shall have the right to refuse subsequent Contributions on behalf of such Participant unless Accumulated Deposits are then being held for such Participant under the Companion Contract.

NO. 5 - DEATH BENEFITS. If the death of a Participant occurs prior to his Annuity Commencement Date, the Company, on receipt of due proof of his death, will pay to his beneficiary a Death Benefit equal to the value of such Participant's Individual Account determined at the end of the Valuation Period in which written proof of death is received by the Company. Such Death Benefit will be paid:

(a)  In a single sum, or

(b) If elected by the Participant and approved by the Company prior to his death, to his beneficiary under one of the Optional Variable Annuity Settlements of the Contract. If no such election has been made and approved, the beneficiary may, for his benefit only, elect one of such Settlements.

NO. 6 - DISABILITY BENEFITS. If a Participant becomes Totally and Permanently Disabled he may elect to:

(a)  Continue his Contributions;

(b) Receive his Participant's Individual Account in cash in lieu of all other benefits under this Contract as to such Participant, his beneficiary, and his contingent annuitant, or

(c) Have his Participant's Individual Account applied to provide Variable Retirement Annuity payments under one of the Optional Variable Annuity Settlements.

NO. 7 - RETIREMENT OPTION. A Participant may elect to have his Participant's Individual Account applied under one of the following optional forms of annuity by proper written request filed with the Company prior to his Annuity Commencement Date.

OPTION 1 - LIFE ANNUITY. An annuity payable monthly during the lifetime of the annuitant and terminating with the last monthly payment preceding the death of the annuitant.

OPTION 2 - CERTAIN AND LIFE ANNUITY. An annuity payable monthly during the lifetime of the annuitant with the guarantee that if, at the death of the annuitant, payments have been made for less than a stated certain period, which may be five, ten or fifteen years, as elected, annuity payments will be continued during the remainder of said period to the beneficiary designated by the annuitant.

OPTION 3 - SURVIVORSHIP ANNUITY. An annuity payable monthly during the lifetime of the annuitant, and after the death of the annuitant, 50%, 66 2/3% or 100 % (as specified in the election) of such annuity will be paid to the contingent annuitant named in the election if and so long as such contingent annuitant lives. An election of this option shall be automatically canceled if either the contingent annuitant or Participant dies prior to his Annuity Commencement Date.

OPTION 4 - UNIT REFUND LIFE ANNUITY. An annuity payable monthly during the lifetime of the annuitant and terminating with the last monthly payment preceding the death of the annuitant, provided that, at the death of the annuitant, the beneficiary designated by the annuitant will receive an additional payment of the then dollar value of the number of annuity units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under this option divided by the annuity unit value at the Annuity Commencement Date and (b) is the number of annuity units represented by each payment multiplied by the number of payments made.

Any other option that is mutually agreed upon between the Participant and the Company will be made available.

Provided, however, in no event shall any option selected provide a Retirement Annuity to the Participant or to the Participant and his spouse which will extend for a period beyond the life expectancy of such Participant or such Participant and his spouse as determined on the date the Participant retires.

NO. 8 - RETIREMENT BENEFITS. The first monthly payment under any retirement option will be determined in accordance with the methods described in the Group Contract. The dollar value of the second and subsequent payments is not predetermined and may change from month to month depending on the net investment result of Pooled Equity Fund B. The actual amount of each payment is determined by multiplying the number of annuity units credited to the Participant by the Annuity Unit Value for the Valuation Period next following the eighteenth day of the month prior to the month in which the payment is due. The number of annuity units is determined by dividing the first monthly payment by the Annuity Unit Value for the Valuation Period next following the eighteenth day of the month prior to the Annuity Commencement Date on the effective date of annuity payments.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the mortality experience for mortality assumptions used to determine the first payment.

NO. 9 - BENEFICIARY. The beneficiary is as designated on the Company's records in accordance with the Participant's written request. Any Participant may change his beneficiary by filing written notice in form satisfactory to the Company. When the change is recorded by the Company, the change will take effect as of the date the notice was signed, except that it will not apply to any action taken by the Company before the notice was received at the Home Office.

If at the death of the Participant there is no living beneficiary, any payments due will be paid to the estate of the Participant except that the Company, in such case may make such payment to any one or more of the surviving relatives of such Participant in accordance with the laws of the State of Domicile of the Participant, and such payment will completely discharge the Company with respect to the amount paid. If any beneficiary dies while receiving payments and no beneficiary is designated to receive any remaining payments, such remaining payments will be paid to the estate of such beneficiary except that the Company, in such case may make such payments to any one or more of the surviving relatives of such beneficiary in accordance with the laws of the State of Domicile of the beneficiary, and such payments will completely discharge the Company with respect to the amount paid.

NO. 10 - NOT TRANSFERABLE. No benefit or privilege under the contract may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than this Company.

NO. 11 - AMENDMENTS. The contract may be changed at any time as to any of its provisions by written agreement between the Contractholder and the Company but no such change shall, without the written consent of the affected Participants, adversely affect the benefits provided by Contributions made before the effective date of the change; except that any change of any kind whatsoever in the contract necessary to conform the contract to or give the Contractholder or Participant the benefit of, any federal or state statute or any rule or regulation of the United States Treasury Department may be made effective, with the consent of the Company, as of the Contract Date or any subsequent date without the consent of any Participant or any other person affected thereby. All benefits under the contract shall be nonforfeitable with respect to a Participant, beneficiary or contingent annuitant.

The Company shall have the right at the fifth yearly Date and each subsequent Monthly Date to change the contract in any respect and without the consent of any Participant or beneficiary provided that (i) any such change will not affect in any way the benefits provided by Contributions made before the effective date of the change, and (ii) any such change shall not affect the deduction from Contributions, the determination of values or the annuity rates applicable to accumulation unit purchases made by Contributions made on behalf of any Participant who is a Participant on the day immediately preceding the effective date of such change to the extent that such Contributions in any Contract Year are not in excess of the greater of (i) twice the average of the Contributions made for such Participant in the five Contract Years (or lesser period if the Participant has not completed five Contract Years) immediately preceding the effective date of such change, and (ii) $5,000 for such Participant. The Company shall give the Contractholder thirty (30) days prior written notice of any such change.

The portions of Contributions made on behalf of any Participant in any Contract Year which are in excess of the greater of (i) twice the average of the Contributions made for such Participant in the five Contract Years (or lesser period if the Participant has not completed five Contract Years) immediately preceding the effective date of such change, and (ii) $5,000 shall be subject to the provisions for deduction from Contributions, determination of values and annuity rates which are in effect at the time such Contributions are first received by the Company and such provisions shall apply without change to such Contributions so long as they are continuously contributed.

NO. 12 - VOTING. The Participants shall not be entitled to vote at meetings of the policyholders of the Company but shall be entitled to vote at meetings of the Participants of Pooled Equity Fund B in accordance with the Rules and Regulations of Pooled Equity Fund B.

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                  NOTATIONS (By the Company) as to Beneficiary
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                        OTHER NOTATIONS (By the Company)
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